Exhibit 10.11

AMENDED AND RESTATED

INCENTIVE COMPENSATION AND SEVERANCE AGREEMENT

This Amended and Restated Incentive Compensation and Severance Agreement, dated as of March 27, 2025, is by and between IMMUCELL CORPORATION, a Delaware corporation (the “Company”) and BOBBI JO BROCKMANN (the “Executive”), and replaces and supersedes in its entirety the Fourth Amended and Restated Incentive Compensation Agreement, dated as of March 27, 2024, by between the Company and the Executive.

WHEREAS, the Company wishes to provide the Executive with certain benefits and assurances in connection with a termination of the Executive’s employment under certain circumstances, as more fully set forth herein, in order to induce the Executive to continue her employment with the Company, and to provide Executive with incentive compensation opportunities to remain in the Company’s employ and to further incentivize her to continue her leadership efforts relating to certain products;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Executive hereby agree as follows:

1. At-Will Nature of Executive’s Employment. The parties agree and acknowledge that the Executive’s employment with the Company is “at will,” and that nothing contained in this Agreement shall be deemed to modify the “at will” nature of such employment.

2. Incentive Compensation. The Company agrees to pay the Executive the following amounts, in each case subject to the conditions set forth below:

(a) The Company shall pay the Executive as follows in connection with sales of a new spray-dried product in 2025 and 2026:

(i) The Company shall pay the Executive $30,000 in February, 2026, if the Company makes any sales of a new spray-dried product in 2025.

(ii) If the amount that may be earned in 2025 under Section 2(a)(i) is earned, the Company shall pay the Executive an additional $30,000 in February, 2027, if the Company’s sales of such new spray-dried product in 2026 exceed sales of the product in 2025.

(b) In addition to the payment, if any, provided under Section 2(a) above, the Company shall pay the Executive as follows in connection with sales of Re-Tain® in 2025 and 2026:

(i) The Company shall pay the Executive $30,000 in February, 2026, for market entry of Re-Tain® in 2025.

(ii) If the amount that may be earned in 2025 under Section 2(b)(i) is not earned because the Company decides not to enter the market ahead of approval with investigational status or if Re-Tain doesn’t get approved in 2025, such amount shall nevertheless be paid to the Executive as provided in Section 2(b)(i).

(iii) If the amount that may be earned in 2025 under Section 2(b)(i) is earned, the Company shall pay the Executive an additional $30,000 in February, 2027, if the Company’s sales of Re-Tain® in 2026 exceed sales of Re-Tain® in 2025.

(iv) If the amount that may be earned in 2026 under Section 2(b)(iii) above is not earned because the Company does not have sufficient supply of Re-Tain® in 2026 to exceed 2025 sales, such amount shall nevertheless be paid to the Executive as provided in Section 2(b)(iii) above.

(c) In addition to the payments, if any, provided under Sections 2(a) and 2(b) above, the Company shall pay to the Executive not later than March 31, 2026, an amount up to $30,000, determined based on the Company’s achievement of its 2025 sales revenue targets, as set forth in Exhibit A.

3. Termination following a Change in Control.

(a) Severance Benefits. If, within twelve (12) months following a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause, or by the Executive with Good Reason:

(i) The Company shall pay to the Executive in a lump sum in cash the following amounts: the sum of (1) the Executive’s base salary as then in effect through the date of termination to the extent not theretofore paid, (2) any unused paid time off, paid out at the per-business-day base salary rate then in effect with respect to the Executive, (3) any additional vested benefits in accordance with the applicable terms of applicable Company arrangements, and (4) any unreimbursed expenses; and

(ii) The Company shall provide the Executive with:

A. A lump sum payment equal to 100% of the Executive’s annual base salary then in effect;

B. Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the employer portion of the costs of continued health benefits for the Executive and her covered dependents in effect at the date of termination for the twelve (12) month period following the date of termination, or, if such benefit would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code or otherwise result in adverse tax consequences, a single lump sum payment of an equivalent amount.

Amounts payable under this Section 3(a) following the Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs.

(b) Change in Control. For purposes of this Agreement, a “Change of Control” shall mean:

(i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y) and (z) of subsection (iii) of this Section 6(b); or

(ii) A change in the composition of the Board of Directors of the Company (the “Board”), as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this Section 3(b)(iii) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the assets of the Company.

(c) Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) The Executive’s having engaged in willful misconduct or gross negligence in the performance of any of her duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such willful misconduct or gross negligence;

(ii) The Executive’s willful failure or refusal to perform reasonably assigned directives of the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure or refusal;

(iii) Any conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, in any case, whether under the laws of the United States or any state thereof or any foreign law to which the Executive may be subject;

(iv) The Executive’s willful or continued failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion, which, in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Company written notice of such failure; or

(v) The Executive’s abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Board in its reasonable discretion, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Company written notice of such circumstances.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following conditions arising without the consent of the Executive:

(i) A material diminution in the Executive’s annual base salary;

(ii) A material diminution in the Executive’s authority, duties, or responsibilities;

(iii) A material diminution in the budget over which the Executive retains authority;

(iv) A material change in the geographic location at which the Executive must perform services; or

(v)A material breach of this Agreement or any successor incentive compensation agreement.

Any notice of termination for Good Reason must be given to the Company within sixty (60) days of the initial existence of one or more conditions described in this Section 3(d) which the Executive believes constitute Good Reason. The Company shall be entitled to a period of thirty (30) days during which it may remedy the conditions alleged to give rise to Good Reason. Failing such remedy, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such thirty (30) day period. It is intended that a termination by the Executive due to one or more of the conditions described in this Section 3(d), pursuant to notice given in accordance with the foregoing procedures, shall be treated as an involuntary separation from service within the meaning of the good reason safe harbor set forth in Treasury Regulations section 1.409A-1(n)(2)(ii).

  4.  Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

5. Release. As a condition of receipt of the separation payments and benefits set forth in Section 3, the Executive shall be required to sign a release of claims reasonably acceptable to the Company (the “Release”) and to abide by the provisions thereof. The Release shall contain a release and waiver of any claims the Executive or her representatives may have against the Company, any of its affiliated companies, and any of their respective officers, directors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including but not limited to all employment discrimination claims. Payments and benefits under this Agreement will be paid when and as provided herein following the Executive’s termination of employment provided the Executive has executed and submitted the Release and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that payment date. If the Executive fails to so execute or revokes the Release, the Executive will not be entitled to receive any of the separation payments or benefits, the receipt of which is made contingent upon such execution and non-revocation.

6.  Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows:

If to the Executive:

at the address and e-mail address on file in the Company’s records

If to the Company:

ImmuCell Corporation

56 Evergreen Drive

Portland, Maine 04103

Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

(f) From and after the Effective Date this Agreement shall supersede any other communications, agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

(g) The Executive agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and Maine state courts located in Cumberland County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforceable in other jurisdictions) and further agree that service of process may be made in any manner permitted by law. The Executive irrevocably waives and agrees not to assert (i) any objection which she may ever have to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 11(g) is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit, or obviate the rights of the parties to agree to arbitration with respect to any conflicts related to this Agreement or the Executive’s employment. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h) This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

By:	/s/ Bobbi Jo Brockmann
Bobbi Jo Brockmann

COMPANY:

IMMUCELL CORPORATION

By:	/s/ Steven T. Rosgen
Name:	Steven T. Rosgen
Title:	Chair of Compensation and Stock Option
Committee of Board of Directors